EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to AltiGen Communications, Inc. common stock, par value $0.001 per share, beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Date: December 12, 2008

WANGER INVESTMENT MANAGEMENT, INC.

By:	/s/ Eric D. Wanger
Name:	Eric D. Wanger
Title:	President

WANGER LONG TERM OPPORTUNITY FUND II, LP

By:	WLTOF GP LLC
Title:	General Partner

By:	/s/ Eric D. Wanger
Name:	Eric D. Wanger
Title:	Managing Member

WLTOF GP LLC

By:	/s/ Eric D. Wanger
Name:	Eric D. Wanger
Title:	Managing Member

/s/ Eric D. Wanger
ERIC D. WANGER, individually